Exhibit 10.1

October 8, 2003

Nick Cullen

Dear Nick,

It is our pleasure to offer you a position at Gap Inc. We’re a company driven by passion, innovation and a focus on quality—the same characteristics we look for in our employees. You reflect these values and we feel confident you will find rewarding opportunities with us.

This letter sets forth our offer to you to join Gap Inc. as Executive Vice President and Chief Supply Chain Officer. In this position you will report to Paul Pressler, President and Chief Executive Officer, Gap Inc.

Salary. Your annual salary will be $575,000, payable every two weeks. Provided you begin work before November 1, 2003, you are scheduled to receive a performance and a compensation review in March 2004 based on your time in the position.

Initial Bonus. In addition to your salary, you will receive a bonus of $250,000 within the first thirty days of your employment. This will be processed as supplemental income and is subject to supplemental taxes. In the event you voluntarily terminate your employment before one year from your start date, you agree to repay this bonus within 90 days of your last day of employment. In the event you voluntarily terminate your employment during your second year of employment (after your first anniversary but before your second anniversary) you agree to repay one-half of this bonus ($100,000) within 90 days of your last day of employment.

MICAP Bonus. Based on your position as Executive Vice President and Chief Supply Chain Officer, you will participate in the Executive Management Incentive Cash Award Program (MICAP). MICAP provides cash incentives as a reward for achieving company goals. MICAP bonus payments are based on Gap Inc. or Divisional financial performance and are paid to eligible employees if goals are met. Under the current program, you are eligible to receive an annual target bonus of 65% up to a maximum bonus of 130% of your base salary. Bonus pay-outs will be prorated based on time in position, divisional or country assignment and base salary and/or incentive target changes that may occur during the performance cycle. Management discretion can be used to modify the final reward amount.

For fiscal year 2003, the annual bonus target has been split into two pay-out opportunities based on six-month performance cycles. The first bonus cycle (first and second quarters 2003), with a target pay-out opportunity of 40% of your annual bonus target percentage, has been completed and you will not receive a MICAP bonus for that cycle. You are eligible to participate in the second bonus cycle (third and fourth quarters 2003) with a target payout opportunity of 60% of your annual bonus target percentage, prorated for time in position, provided you begin employment with Gap Inc. before November 1, 2003, and are actively employed by Gap Inc. on the specified pay-out date.

Nick Cullen

October 8, 2003

Page Two

Stock Options. Subject to approval by the Compensation and Management Development Committee of the Board of Directors (“the Committee”) and the provisions of the Company’s stock option plan, you will be granted options to purchase 200,000 shares of Gap Inc. common stock on the date when the options are approved by the Committee or on the first day of employment, whichever is later (the “date of grant”). The option price shall be determined by the fair market value of the stock on the date of grant. These options will become vested and exercisable as shown in the schedule below, provided you are employed with Gap Inc. on the vesting date. These options must be exercised within ten years from the date of grant or within three months of your employment termination, whichever is earlier, or you will lose your right to do so.

Option to purchase 50,000 shares vesting one year from date of grant

Option to purchase 50,000 shares vesting two years from date of grant

Option to purchase 50,000 shares vesting three years from date of grant

Option to purchase 50,000 shares vesting four years from date of grant

As a participant in the Focal Review process, you may be eligible for future stock option awards provided that you continue employment with us.

Financial Planning Assistance. We provide you with two choices to help you achieve your financial goals. You have the option of one on one financial counseling through our partnership with the AYCO Company. The first year of counseling will be 100% company paid. Each year thereafter Gap Inc. will pay 50% of the expense. As another option, Gap Inc. offers a reimbursement of $5,000 annually to be used with the financial planner of your choice.

Benefits. Gap Inc. offers a competitive benefits package designed to assist you in securing your financial future and managing your work and personal life. In addition to medical, dental, vision, life and income protection, you are eligible for Gap Inc.’s LifeStyle Benefits that which include an Employee Assistance Program, home loan services and tuition reimbursement. Gap Inc. also offers an Employee Stock Purchase Plan, a 401(k) plan with a generous dollar for dollar company match up to four percent of your pay (limited as provided in the plan), and employee discounts toward merchandise you purchase in our stores as gifts, or for yourself and your eligible dependents. You will be eligible for thirty days of Paid Time Off on an annual basis in addition to seven Company-paid holidays. PTO accrues each pay period based on regular hours paid, and can be used for vacation, illness or personal business.

Please refer to the enclosed summary of the Company’s benefits for more information on our extensive benefits package.

Nick Cullen

October 8, 2003

Page Three

Income Continuation. In the event that Gap Inc. terminates your employment involuntarily without cause before your third anniversary of employment, the Company will continue to make bi-weekly payments to you based on your then current base salary (“Income Continuation”) according to the following schedule beginning on the day after your last day of employment:

a.	If your employment is terminated before your first anniversary of employment, you will receive Income Continuation for 24 months.

b.	If your employment is terminated upon or after your first anniversary but before your second anniversary of employment, you will receive Income Continuation for 18 months.

c.	if your employment is terminated upon or after your second anniversary but before your third anniversary of employment, you will receive Income Continuation for 12 months.

If your employment is terminated without cause upon or after your third anniversary of employment, you may receive severance in an amount consistent with the Company’s then current performance severance guidelines.

Prior to and as a condition of receiving the Income Continuation and/or severance described above, you must execute a full release of all claims arising out of your employment and termination of employment with Gap Inc. During the Income Continuation period, you agree to be reasonably available to the Company as requested to respond to requests for information concerning matters, facts or events relating to the Company or any Company entity about which you may be knowledgeable.

If you accept new employment or establish any other professional relationship (e.g. a consulting relationship) for which you are compensated during the applicable Income Continuation period or if you breach your remaining obligations to the Company (e.g. your duty to protect confidential information), Income Continuation will cease effective on your acceptance or breach as described herein. As a condition of receiving Income Continuation, you agree to inform Gap Inc. within five days of your acceptance of new employment or other compensated relationship.

For purposes of this agreement, “cause” shall mean termination of your employment based on good faith determination by the CEO that your employment be terminated for any of the following reasons: (1) indictment, conviction or admission of any crime involving dishonesty or moral turpitude; (2) participation in any act of fraud or malfeasance against Gap Inc.; (3) intentional damage to any property of Gap Inc.; (4) breach of any provision of this agreement or Gap Inc.’s Code of Business Conduct; (5) use of alcohol or drugs which interferes with the performance of your duties under this agreement or which compromises the integrity and reputation of Gap Inc., its employees or products; or (6) absence from employment, other than a result of disability, for any reason for a period of more than four weeks without prior consent by the Board.

If you voluntarily resign your employment from Gap Inc. at any time or your employment is terminated for cause, you will receive no compensation, payment or benefits after your last day of employment. If your employment terminates for any reason, you will not be entitled to any payments, benefits, damages, award or compensation other than as provided in this offer.

Nick Cullen

October 8, 2003

Page Four

Relocation. Gap Inc. will pay for your relocation expenses in accordance with the Company’s relocation policy. Our Relocation Department will send you a brochure explaining your relocation benefits and obligations. By signing this letter you agree to abide by the terms of the Company’s relocation policy, including its payback provisions. A relocation administrator will call you to go over the specific components of your package and work with you throughout the relocation process. In the meantime, if you have questions, please call our Relocation Department at (800) 333-7899, x44357.

Start Date and Orientation. Your first day with the Company will be determined. On your first day you will attend New Employee Orientation from 8:15 a.m. to 5:15 p.m. at our San Bruno campus. A Gap Inc. orientation representative will greet you in the 901 Cherry Lobby in San Bruno. Please bring identification and proof of authorization to work in the U.S. A complete list of appropriate documentation is enclosed in your New Employee Orientation materials. The list includes items such as a driver’s license and Social Security card, or a U.S. passport. Please review the list carefully. If you have questions about documentation, contact Employment Processes at 1-866-411-2772 x206 00

Proprietary Information or Trade Secrets of Others. You represent and warrant to us that: 1) you do not have any other agreements, obligations, relationships or commitments to any other person or entity that conflicts with accepting this offer or performing your obligations as outlined herein; and 2) prior to your first day of employment with Gap Inc. you will return all property and confidential information belonging to all prior employers; and 3) you will not disclose to us, or use, or persuade any other Gap Inc. employee to use, any proprietary information or trade secrets of another person or entity.

Abide by Company Policies. You agree to abide by all applicable Company policies including, but not limited to, policies contained in the Code of Business Conduct. You also agree to execute and abide by the attached Confidentiality and Non-Solicitation Agreement during and after your employment with Gap Inc.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.’s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. You will receive additional information, including a copy of the Securities Law Compliance Manual, shortly after your first day of employment. If you wish to obtain additional information, or have questions about the compliance manual, you may contact Frank Garcia in Gap Inc. Stock Administration, at (415) 427-4697.

Employment Status. You understand that your employment is “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way or precluding Gap Inc. from revoking this offer of employment at any time. You are free to resign at any time. Similarly, the Company is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is if you enter into an express written contract with the Company that contains the words “this is an express contract of employment” and is signed by an officer of the Company. In the event that there is any dispute over the terms, enforcement or obligations under this agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys fees and costs incurred to enforce the agreement.

Nick Cullen

October 8, 2003

Page Five

Please review your agreement (which incorporates the Confidentiality and Non-Solicitation Agreement attached), sign one set of the enclosed originals and return to Sue Robinson at Gap Inc. You may keep the other original for your personal records. This offer is valid only until October 10, 2003, and may be withdrawn at any time before you accept it.

Nick, it is our pleasure to extend this offer. We look forward to working with you.

Yours sincerely,

/s/ PAUL PRESSLER
Paul Pressler
President and Chief Executive Officer

Confirmed this 8th day of October, 2003

/s/ NICK CULLEN
Nick Cullen

CONFIDENTIALITY & NON-SOLICITATION AGREEMENT

Nick Cullen (“Employee”) acknowledges that the services he will perform for Gap Inc. are unique and extraordinary and that he will be in a relationship of confidence and trust with Gap Inc. As a result, during his employment with Gap Inc., he will acquire “Confidential Information” that is (1) owned or controlled by Gap Inc., (2) in the possession of Gap Inc. and belonging to third parties, and/or (3) conceived, originated, discovered or developed in whole or in part by Employee. Confidential Information includes trade secrets and other confidential or proprietary business, technical, strategic, marketing, legal, personnel or financial information, whether or not Employee’s work product, in written, graphic, oral or other tangible or intangible forms, including, but not limited to strategic plans, specifications, records, data, computer programs, drawings, diagrams, models, employee, vendor or customer names or lists, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary.

Employee agrees that he will keep the Confidential Information in strictest confidence and trust, and will not, without the prior written consent of Gap Inc.’s General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after Employee’s employment, except as is necessary in the ordinary course of performing Employee’s duties while employed by Gap Inc.

Employee also agrees that in the event of his employment termination for any reason, he will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

Additionally, Employee agrees that so long as he is employed by Gap Inc., and for a period of one year thereafter, Employee will not, directly or indirectly, on behalf of Employee, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees, consultants, customers, or vendors. Employee further agrees that he will not directly or indirectly, on behalf of Employee, any other person or entity, interfere or attempt to interfere with Gap Inc.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with Gap Inc.

ACKNOWLEDGED AND AGREED TO THIS 8th DAY OF OCTOBER, 2003.

/s/ NICK CULLEN
Nick Cullen